Patrick Industries, Inc. Reports Third Quarter and Nine Months 2019 Financial Results
ELKHART, IN - October 24, 2019 - Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of component and building products for the recreational vehicle (“RV”), marine, manufactured housing (“MH”), and industrial markets, today reported its financial results for the third quarter and nine months ended September 29, 2019.
Third Quarter 2019 Financial Results
Net sales for the third quarter of 2019 decreased $8.9 million, or 2%, to $566.2 million from $575.1 million in the same quarter of 2018. The decrease in the third quarter was primarily attributable to quarter-over-quarter declines in three of the four primary markets we serve, which was partially offset by acquisitions and market share gains. The Company's revenues from the RV industry, which represented 55% of third quarter 2019 sales, decreased 13% from the third quarter of 2018, compared to a 14% decrease in RV industry wholesale unit shipments, as estimated by the Company. Revenues from the marine industry, which represented 13% of third quarter 2019 sales, declined 7% over the third quarter of 2018, while estimated marine powerboat wholesale unit shipments declined low-double digits. Revenues from the MH industry, representing 19% of third quarter 2019 sales, increased 61% compared to the prior year, with a 1% decrease in MH industry wholesale unit shipments, as estimated by the Company, compared to the third quarter of 2018. Revenues from the industrial market, which accounted for 13% of third quarter 2019 sales and is tied primarily to residential housing, commercial construction, hospitality, and institutional furniture markets, were relatively flat compared to the prior year. New housing starts in the third quarter of 2019 increased 4% compared to the prior year.
For the third quarter of 2019, Patrick reported operating income of $37.4 million, a decrease of 16%, or $7.3 million, from $44.7 million reported in the third quarter of 2018. Net income in the third quarter of 2019 was $21.3 million compared to $27.9 million in the third quarter of 2018, and net income per diluted share was $0.92 and $1.15 for the third quarter of 2019 and 2018, respectively.
Third quarter 2019 results include the impact of a highly-sophisticated third-party malware cyberattack experienced by the Company at the end of the quarter. This attack impacted certain of the Company's administrative and production servers and resulted in a disruption of administrative and network operations for approximately two business days. In response to the attack, the Company immediately took steps to ensure customer commitments were honored and to remediate the attack to minimize the disruption. Further, although the Company has programs in place to detect, contain and respond to data security incidents, the Company began an investigation of the attack, including engaging external forensic and other IT experts, and is in the process of implementing further security measures and processes designed to prevent unauthorized access to its information systems and mitigate cybersecurity related risks. Estimated after-tax costs incurred in the third quarter of 2019 related to the cyberattack were approximately $1.5 million, or $0.06 diluted net income per share, which included incremental consulting and professional fees, administrative, operating, and production inefficiencies, and equipment replacement and repair. Excluding these costs, net income in the third quarter of 2019 was $22.8 million, and net income per diluted share was $0.98. No additional material costs are expected to be incurred in future quarters related to the cyber incident.

Todd Cleveland, Chairman and Chief Executive Officer, said, "Our financial results in the third quarter were negatively impacted by continued RV dealer inventory rebalancing as dealers position themselves for the upcoming 2020 model selling season. In addition, following weather related softness in marine retail sales in the first half of 2019, we saw inventory recalibration by marine dealers in the third quarter of 2019. Our housing and industrial markets appear to have rebounded from the weather related issues that impacted the first half of 2019 with positive momentum and improved shipments and new housing starts in the third quarter of 2019. As we continue to navigate the volatility in all of our end markets, we have strategically aligned our cost structure while maintaining flexibility to respond to increased demand and changing market conditions. In the third quarter, we tactically reduced our fixed cost structure by approximately $10.0 million on an annualized basis and as a result expect to realize $2.5 million of cost savings in the fourth quarter of 2019. These cost savings, combined with our team’s focus of driving market share gains, operational improvement and synergy realization, will continue to position the Company to drive overall long-term growth in both our top and bottom line.”
“Our diversified market portfolio continued to positively impact our results in the third quarter, helping to partially offset RV market volatility, and pockets of volatility particularly related to the pontoon and aluminum fish sectors of the marine market as a result of adverse weather conditions in the first half of the year,” stated Andy Nemeth, President. “We believe that retail demand across all of our end markets continues to remain fundamentally strong, driving RV and marine dealer inventories down, and indicating a potential return to a more direct relationship between wholesale shipments and retail unit sales for the upcoming 2020 selling season. Additionally, declines in both interest rates and commodity costs in 2019 have become tailwinds supporting both our leisure lifestyle and housing and industrial markets."
Nine Months 2019 Financial Results
Net sales for the first nine months of 2019 increased $55.8 million, or 3%, to $1.79 billion from $1.73 billion in the same period of 2018. The increase in the first nine months of 2019 was primarily attributable to acquisitions and organic growth, which was partially offset by declines in the primary markets we serve. The Company's revenues from the RV industry, which represented 56% of nine months 2019 sales, decreased 12% from the first nine months of 2018, compared to a 20% decrease in RV industry wholesale unit shipments, as estimated by the Company. Revenues from the marine industry, which represented 14% of nine months 2019 sales, increased 34% over the first nine months of 2018, while estimated marine powerboat wholesale unit shipments decreased by mid to high-single digits. Revenues from the MH industry, representing 18% of nine months 2019 sales, increased 62% compared to the prior year with a decrease in MH industry wholesale unit shipments, as estimated by the Company, of approximately 6% from the first nine months of 2018. Revenues from the industrial market, which accounted for 12% of nine months 2019 sales, were flat compared to the prior year. New housing starts in the first nine months of 2019 declined 1% compared to the prior year.
The Company's RV content per wholesale unit (on a trailing twelve-month basis) for the third quarter of 2019 increased approximately 9% to an estimated $3,145 from $2,875 for the third quarter of 2018. Marine powerboat content per retail unit (on a trailing twelve-month basis) for the third quarter of 2019 increased 54% to an estimated $1,624 from $1,054 for the third quarter of 2018. MH content per wholesale unit (on a trailing twelve-month basis) for the third quarter of 2019 increased approximately 65% to an estimated $4,348 from $2,628 for the third quarter of 2018.
For the first nine months of 2019, Patrick reported operating income of $118.5 million, a decrease of 15%, or $21.0 million, from $139.5 million reported in the first nine months of 2018. Net income in the first nine months of 2019 was $69.6 million compared to $92.9 million in the first nine months of 2018, and net income per diluted share was $2.99 and $3.77 for the first nine months of 2019 and 2018, respectively.
“Our flexible operating platform is well-positioned to capitalize on the long-term growth opportunities in all of our end markets,” Mr. Nemeth further stated. “The recently completed offering of $300 million of senior notes and the maturity extension of our credit facility provide significant liquidity and flexibility to navigate through changing market dynamics, continue to drive strategic growth, and execute on our disciplined capital allocation strategy. Our most recent acquisition of G.G. Schmitt & Sons, completed in the third quarter of 2019, adds another high-quality brand to our marine portfolio, bringing additional innovative, highly engineered products to our customers.”
"As we look ahead to the remainder of 2019, and into 2020 and beyond, we believe that our operational and financial foundation, and customer first performance-oriented culture, when combined with the exceptional talent, passion, and energy of our team members, will continue to position us to execute on our strategic plan, drive shareholder value, and exceed our customers' expectations," Mr. Cleveland further stated.

Total assets increased $219.9 million to $1.45 billion at September 29, 2019, from $1.23 billion at December 31, 2018, primarily reflecting net cash proceeds from the Company's senior notes offering, after the paydown of existing debt, and the first quarter 2019 recognition of operating lease right-of-use assets associated with the Company's adoption of the new lease accounting standard as of January 1, 2019 (totaling $81.1 million as of September 29, 2019), as well as seasonal working capital needs.
For the third quarter and first nine months of 2019, the Company repurchased 98,201 shares at an average price of $36.50 per share for a total cost of $3.6 million.
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its third quarter 2019 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, October 24, 2019 at 10:00 a.m. Eastern time.
About Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer and distributor of component products and building products serving the recreational vehicle, marine, manufactured housing, residential housing, high-rise, hospitality, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast in various locations throughout the United States and in Canada, China and the Netherlands. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, boat covers, towers, tops and frames, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, air handling products, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, appliances, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, tile, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products, in addition to providing transportation and logistics services.
Supplementary Non-GAAP Measures
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides non-GAAP measures that adjust for the impact of any significant items that impacted the Company's financial results. Net income and net income per diluted share are measures for which the Company provides the reported GAAP measure and an adjusted measure. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company believes that discussion of results adjusted for these items is meaningful to investors as it provides a useful analysis of ongoing underlying operating trends. The determination of these items may not be comparable to similarly titled measures used by other companies.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products; the deterioration of the financial condition of our customers or suppliers; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, and marine products; the imposition of restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor; inventory levels of retailers and manufacturers; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; and adverse weather conditions impacting retail sales.
There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. The Company does not undertake to publicly update or revise any forward-looking statements except as required by law. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.
Contact:
Julie Ann Kotowski
Investor Relations
kotowskj@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Third Quarter Ended		Nine Months Ended
(thousands except per share data)	Sept. 29, 2019	Sept. 30, 2018	Sept. 29, 2019	Sept. 30, 2018

NET SALES	$566,186	$575,139	$1,787,622	$1,731,850
Cost of goods sold	461,851	468,484	1,464,078	1,412,649
GROSS PROFIT	104,335	106,655	323,544	319,201

Operating Expenses:
Warehouse and delivery	23,917	19,789	74,228	55,540
Selling, general and administrative	33,817	33,284	104,403	98,999
Amortization of intangible assets	9,191	8,873	26,448	25,140
Total operating expenses	66,925	61,946	205,079	179,679

OPERATING INCOME	37,410	44,709	118,465	139,522
Interest expense, net	8,603	7,338	26,222	17,980
Income before income taxes	28,807	37,371	92,243	121,542
Income taxes	7,490	9,437	22,661	28,680
NET INCOME	$21,317	$27,934	$69,582	$92,862

BASIC NET INCOME PER COMMON SHARE	$0.92	$1.17	$3.02	$3.82
DILUTED NET INCOME PER COMMON SHARE	$0.92	$1.15	$2.99	$3.77

Weighted average shares outstanding - Basic	23,076	23,894	23,073	24,279
Weighted average shares outstanding - Diluted	23,273	24,232	23,279	24,619

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	Sept. 29, 2019	Dec. 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$116,712	$6,895
Trade receivables, net	129,837	82,499
Inventories	262,558	272,898
Prepaid expenses and other	18,897	22,875
Total current assets	528,004	385,167
Property, plant and equipment, net	179,884	177,145
Operating lease right-of-use assets	81,064	—
Goodwill and intangible assets, net	658,574	664,716
Deferred financing costs, net	3,130	3,688
Other non-current assets	474	515
TOTAL ASSETS	$1,451,130	$1,231,231

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$5,000	$8,750
Current operating lease liabilities	25,990	—
Accounts payable	117,862	89,803
Accrued liabilities	53,423	59,202
Total current liabilities	202,275	157,755
Long-term debt, less current maturities, net	670,928	621,751
Operating lease liabilities	55,553	—
Deferred tax liabilities, net	19,735	22,699
Other long-term liabilities	22,701	20,272
TOTAL LIABILITIES	971,192	822,477

SHAREHOLDERS’ EQUITY
Common stock	169,220	161,436
Additional paid-in-capital	25,020	25,124
Accumulated other comprehensive loss	(5,953)	(2,680)
Retained earnings	291,651	224,874
TOTAL SHAREHOLDERS’ EQUITY	479,938	408,754
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,451,130	$1,231,231